Exhibit 99.1

Nukkleus Announces Reverse Stock Split

Shares Will Begin Trading on a Split-Adjusted Basis on October 24, 2024

Jersey City, New Jersey, Oct. 22, 2024 (GLOBE NEWSWIRE) -- Nukkleus, Inc. (NASDAQ: NUKK), a FinTech and financial services company, today announced that it will effect a 1-for-8 reverse split of the issued shares of its common stock, effective at 12:01 a.m. Eastern Time on October 24, 2024. The Company’s common stock will begin trading on a reverse stock split-adjusted basis at the opening of the market on Thursday, October 24, 2024. Following the reverse stock split, the Company’s common stock will continue to trade on The Nasdaq Global Market under the symbol “NUKK” with the new CUSIP number 67054R203.

Nukkleus is implementing the reverse stock split with the objective of regaining compliance with the $1.00 minimum bid price requirement for continued listing on The Nasdaq Capital Market. The Company has until November 4, 2024 to demonstrate compliance with this requirement. To demonstrate compliance, the closing bid price of Nukkleus’ common stock must be at least $1.00 per share for a minimum of ten consecutive business days. The Company filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to effect the reverse stock split.

As a result of the reverse stock split, every eight (8) shares of the Company’s common stock issued and outstanding or held by the Company in treasury stock will automatically be combined and reclassified into one share of common stock. No fractional shares will be issued as a result of the reverse stock split. Stockholders who would otherwise be entitled to receive a fractional share will receive an additional fraction of a share of common stock to round up to the next whole share. The reverse stock split will affect all stockholders uniformly and will not alter any stockholder’s percentage ownership interest or any stockholder’s proportionate voting power, except for immaterial adjustments that may result from the treatment of fractional shares. There will be no change in the number of authorized shares of common stock or the par value per share of the common stock as a result of the reverse stock split. Separately, at the annual meeting held on October 11, 2024, the Company’s shareholders voted to increase the authorized shares of common stock from 40 million to 150 million.

The reverse stock split will reduce the number of issued and outstanding shares of the Company’s common stock from approximately 16.9 million shares to approximately 2.1 million shares.

The number of shares available for issuance under the Company’s equity incentive plans and the number of shares issuable pursuant to each outstanding equity award immediately prior to the reverse stock split will be reduced proportionately at the same ratio as the reverse stock split, and the exercise price for each outstanding stock option will be increased in inverse proportion to the reverse stock split ratio.

The combination of, and reduction in, the issued shares of common stock as a result of the reverse stock split will occur automatically at the effective time of the reverse stock split without any additional action on the part of the Company’s stockholders. The Company’s transfer agent, Continental Stock Transfer & Trust Company (“Continental”), is acting as the exchange agent for the reverse stock split and will provide instructions to stockholders of record holding shares in certificated form regarding the process for exchanging their stock certificates. In addition, Continental will send stockholders of record holding their shares electronically in book-entry form a transaction statement indicating the number of shares of common stock such stockholders hold after the reverse stock split. Stockholders who hold their shares through a broker, bank, or other nominee will have their positions adjusted to reflect the reverse stock split, subject to their broker, bank, or other nominee’s particular processes, and will not be required to take any action in connection with the reverse stock split.

Additional information regarding the reverse stock split can be found in the Company’s definitive proxy statement for the special meeting of stockholders of the Company held on October 11, 2024, which was filed with the U.S. Securities and Exchange Commission on September 30, 2024, a copy of which is available at www.sec.gov and on the Company’s website.

About Nukkleus, Inc.

Nukkleus, Inc. (NASDAQ: NUKK) is a FinTech company. For more information, please visit https://www.nukk.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts are “forward-looking statements” within the meaning of federal securities laws. In some cases, you can identify forward-looking statements by terminology such as “will,” “would,” “expect,” “intend,” “plan,” “objective,” or comparable terminology referencing future events, conditions or circumstances, or the negative of such terms. Forward-looking statements in this press release include, without limitation, statements about the results, timing and completion of the reverse stock split and the potential effect of the reverse stock split on the Company’s ability to regain compliance with the minimum bid price requirement for continued listing on The Nasdaq Global Market. Although Nukkleus believes that it has a reasonable basis for the forward-looking statements contained in this press release, they are based on management’s current beliefs and expectations about future events and circumstances and are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond the Company’s control. These risk factors include, without limitation, the risk that the Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation may not be timely submitted to or processed for filing by the Secretary of State of the State of Delaware, the risk that The Nasdaq Stock Market LLC may not process the reverse stock split on the expected timeline, the potential for Nasdaq to halt trading in the Company’s common stock, and the risk that after the reverse stock split the closing bid price of the Company’s common stock is not at least $1.00 per share for a minimum of ten consecutive business days. These and other risk factors described under “Risk Factors” in Nukkleus’ most recently filed annual report on Form 10-K, as updated from time to time in Fluent’s quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission, may cause actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements in this press release. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they were made. Nukkleus undertakes no obligation to update any forward-looking statement contained in this press release to reflect events that occur or circumstances that exist after the date of this press release, except as required by law.

Contact Information:

Investor Relations

Nukkleus, Inc.

m@nukk.com